EXHIBIT 99.1

Sirna Therapeutics and Targeted Genetics Form Huntington's Disease Collaboration

- Agreement Pairs Leaders in RNA Interference (RNAi) and AAV-Based Delivery Technologies

BOULDER, Colo. and SEATTLE, Jan. 11 -- Sirna Therapeutics, Inc. (Nasdaq: RNAI) and Targeted Genetics Corporation (Nasdaq: TGEN) today announced that they have established a collaboration to develop a novel therapy for the treatment of Huntington's Disease (HD), an incurable neurodegenerative disorder. The collaboration significantly advances Sirna's HD program by using Targeted Genetics' adeno-associated virus (AAV) delivery platform to develop an HD product.

The focus of the collaboration will be the development of a therapeutic short interfering RNA (siRNA) targeting the gene that encodes the Huntington's Disease protein. The siRNA will be expressed from an AAV-vector. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses siRNA to induce the destruction of target RNA using naturally occurring cellular protein machinery. Sirna's scientific advisor and collaborator, Dr. Beverly Davidson at the University of Iowa, has published data demonstrating that the delivery of siRNA using an AAV vector efficiently inhibited gene expression in an animal model of spinocerebellar ataxia 1 (SCA1), a member of a class of inherited human neurodegenerative diseases that includes Huntington's Disease (Nature Medicine 10:816-820 [2004]).

"There are no treatments for Huntington's Disease, and we believe that vector expressed RNAi-based approaches may have significant potential in slowing or halting disease progression," said Howard Robin, President and Chief Executive Officer at Sirna. "Dr. Davidson's work using AAV vectors to deliver siRNA for the treatment of related neurodegenerative disorders is quite promising. Through the collaboration announced today we are gaining access to Targeted Genetics' extensive capabilities in the development, clinical testing and manufacture of AAV-based products. We are excited to explore the potential of AAV-RNAi therapies for Huntington's Disease, and are very pleased to be working with the leading AAV-based product development company."

"We are excited to continue expanding our AAV-based gene delivery platform into the area of RNA interference by working with Sirna, the leading company developing this innovative technology," said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. "This collaboration is consistent with our strategy to leverage our gene delivery capabilities beyond gene replacement. Shutting down the production of disease-causing proteins by delivering expressed RNAi sequences complements the other applications of our technologies: providing a functional copy of the gene deficient in cystic fibrosis, delivering a gene encoding a therapeutic protein for rheumatoid arthritis and stimulating the immune system using a DNA-based vaccine against HIV."

Under the terms of the agreement, development costs and revenue from partnering and sales of products developed under the collaboration will be shared between Sirna and Targeted Genetics.

About Huntington's Disease

Huntington's Disease (HD) is a devastating, degenerative brain disorder for which there is, at present, no effective treatment or cure. According to the National Institute of Neurological Disorders and Stroke, 30,000 people in the United States alone have HD, and at least another 150,000 are at risk for developing the disease. HD results from genetically programmed degeneration of neurons in certain areas of the brain. This degeneration causes uncontrolled movements, loss of intellectual faculties, and emotional disturbance.

HD typically begins in mid-life, between the ages of 30 and 45, though onset may occur as early as the age of 2. Children who develop the juvenile form of the disease rarely live to adulthood. Early symptoms of Huntington's Disease may affect cognitive ability or mobility and include depression, mood swings, forgetfulness, clumsiness, involuntary twitching and lack of co-ordination. As the disease progresses, concentration and short-term memory diminish and involuntary movements of the head, trunk and limbs increase. Walking, speaking and swallowing abilities deteriorate. Eventually the person is unable to care for him or herself. Death follows from complications such as choking, infection or heart failure.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis, oncology, and diseases of the central nervous system. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com.

Contact:

Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc.,
+1.303.449.6500

About Targeted Genetics

Targeted Genetics Corporation develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and inflammatory arthritis. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer, and a broad platform of gene delivery technologies for application in nucleic acid-based drug development. For more information about Targeted Genetics, visit its website at www.targetedgenetics.com.

Contact:
Stephanie Seiler, Ph.D.
206-713-0124

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Targeted Genetics Corporation and Sirna Therapeutics, Inc. have included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning their businesses, their collaboration, their development of an AAV-RNAi therapy for Huntington's Disease and their intellectual property. The words or phrases "can be," "expects," "may affect," "anticipates," "may depend," "believes," "estimates," "plans," "projects" and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of a partner to provide funding or other resources for the collaboration, failure to obtain positive results from preclinical programs and clinical trials, failure to obtain or maintain regulatory approvals, failure to obtain, maintain or protect our intellectual property and the other risks described in the section entitled "Factors Affecting Our Operating Results, Our Business and Our Stock Price" in Targeted Genetics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and Sirna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

SOURCE Sirna Therapeutics, Inc.